STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Novelos Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

1.  The name of the corporation is Novelos Therapeutics, Inc.

2.  The Amended and Restated Certificate of Incorporation, attached as Exhibit A to the Certificate of Merger, filed with the Secretary of State of Delaware on May 26, 2005, is hereby corrected.

3.  The inaccuracy to be correct in said Amended and Restated Certificate of Incorporation is as follows:

Article Fourth, the number of shares that the Corporation has authority to issue was incorrect.

4.  The inaccuracy of said Article Fourth to the Amended and Restated Certificate of Incorporation is corrected as follows:

FOURTH. The total number of shares of stock that the Company is authorized to issue is 42,007,000 shares, consisting of 42,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), and 7,000 shares of Preferred Stock, no par value per share (the “Preferred Stock”). Except as otherwise provided by law, the shares of the stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 3rd day of March, 2006

/s/ Harry S. Palmin
Harry S. Palmin, President